Exhibit 3.1
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
JACOBS SOLUTIONS INC.

JACOBS SOLUTIONS INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, does hereby certify as follows:

1.Paragraph (c) of Article 5 of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby deleted in its entirety.

2.Article 7 of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“7.    Bylaws shall not be made, repealed, altered, amended or rescinded by the shareholders of the Corporation except by the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article 7 as one class.”

3.Article 13 of the Certificate of Incorporation is hereby deleted in its entirety.

4.Article 17 of the Certificate of Incorporation is hereby deleted in its entirety.

5.Article 18 of the Certificate of Incorporation is hereby deleted in its entirety.

6.The second sentence of Article 19 of the Certificate of Incorporation is hereby deleted in its entirety.

7.The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on the date set forth below.

JACOBS SOLUTIONS INC.

By:	/s/ Justin C. Johnson
	Name:	Justin C. Johnson
	Title:	Secretary
Dated:		January 29, 2025